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                                                                   EXHIBIT 10.18


                   MEMBRANE MANUFACTURE AND SUPPLY AGREEMENT

     This Membrane Manufacture and Supply Agreement (this "Agreement") is entered into as of March 31, 2001, between Millipore Corporation ("Millipore"), a Massachusetts corporation with its principal place of business at 80 Ashby Road, Bedford, MA 01730, andMykrolis Corporation ("Mykrolis"), a Delaware corporation with its principal place of business at Patriots Park, Bedford, MA 01730.

                                   RECITALS

     1. Millipore currently owns all of the issued and outstanding common stock of Mykrolis.

     2. Millipore and Mykrolis have entered into a Master Separation and Distribution Agreement as of March 28, 2001 (the "Master Agreement") under which, among other things, the business of Millipore's Microelectronics Division is to be taken over by, and the assets and liabilities associated therewith are to be transferred to and assumed by, Mykrolis at the Separation Date (as defined in the Master Agreement).

     3. After the Separation Date, in order to enable Millipore and Mykrolis to carry on their respective businesses as separate companies, Millipore and Mykrolis desire to provide for a manufacturing and supply arrangement relating to certain membranes that are used by and incorporated into products of both Millipore andMykrolis, so as to appropriately ensure both Millipore and Mykrolis a continuing supply of such membranes.

     4. The Master Agreement provides for this Agreement to be entered into as of the Separation Date.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

1.   Definitions

The following terms shall have the meanings assigned to them below whenever they are used in this Agreement. Capitalized terms used in this Agreement without definition and which are defined in the Master Agreement shall have the meanings assigned to them in the Master Agreement. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.

     "Flat Sheet UPE Membranes" shall mean (i) rollstock UPE Membranes typically less than 300 microns in sheet thickness including both phobic and philic Membranes, and (ii) polypropylene sterilizing membrane (Solvex), each as produced by Millipore at the Premises immediately prior to the Separation Date, or as modified as provided in this Agreement.
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     "Hollow Fiber UPE Membranes" shall mean phobic, tubular UPE Membranes having an outer diameter typically in the range of 400 to 1500 microns and an inner diameter typically in the range of 200 to 500 microns. For purposes of illustration, Hollow Fiber UPE Membranes include, as of the date hereof, those Membranes listed under the heading "Hollow Fiber UPE Membranes" in Exhibit A hereto. Such listing shall not be deemed to preclude the addition of other Hollow Fiber UPE Membranes during the term of this Agreement as provided herein.

     "JSA" shall mean a Joint Services Agreement that may be entered into between the parties and amended from time to time during the Term of this Agreement, which would provide specific mechanisms for carrying out forecasting, maintenance of inventory levels, quality parameters, on-time delivery measurement, and the like.

     "Lease" shall mean the lease of the Premises as set forth in Section 2 hereof.

     "Membranes" shall mean UPE Membranes and Other Membranes as well as any other membranes or materials that the parties may hereafter agree to add to this definition of Membranes.

     "Millipore Equipment" shall have the meaning set forth in Section 2(e)(ii) hereof.

     "Mykrolis Equipment" shall have the meaning set forth in Section 2(e)(i) hereof.

     "Mykrolis Permitted Persons" shall mean those employees or consultants of Mykrolis that are involved regularly or from time to time in the manufacture of UPE Membranes and reasonably need access to the Premises for such purposes.

     "Other Flat Sheet UPE Membranes" shall mean Flat Sheet UPE Membranes other than Treated Flat Sheet UPE Membranes. Other Flat Sheet UPE Membranes include, as of the date hereof, those Membranes listed under the heading "Other Flat Sheet UPE Membranes" in Exhibit A hereto.

     "Other Membranes" shall mean those membranes listed under the heading "Other Membranes" in Exhibit A hereto, each as produced by Millipore immediately prior to the Separation Date, or as modified as provided in this Agreement.

     "Other Membrane Products" shall mean devices or other products which include one or more Other Membranes as a material or component.

     "Other UPE Membranes" shall mean all UPE Membranes other than Treated Flat Sheet UPE Membranes.

     "Other UPE Products" shall mean devices or other products which include Other UPE Membranes as a material or component.


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     "Premises" shall have the meaning set forth in Section 2(a) hereof.

     "Releases" shall mean any purchase orders or other documents of purchase that Millipore may place with Mykrolis for UPE Membranes, or that Mykrolis may place with Millipore for Other Membranes.

     "Supplied Party" shall mean a party to this Agreement that orders certain Membranes pursuant to this Agreement and to whom such Membranes are sold.

     "Supplying Party" shall mean a party to this Agreement that manufactures certain Membranes ordered by the other party pursuant to this Agreement and that sells such Membranes to the other party.

     "Term" or "Term of this Agreement" shall mean the effective period of this Agreement as set forth in Section 4 hereof.

     "Treated Mykrolis Membranes" shall mean Treated Flat Sheet UPE Membranes and Treated Other Mykrolis Membranes.

     "Treated Mykrolis Products" shall mean devices or other products which include Treated Mykrolis Membranes as a material or component.

     "Treated Other Mykrolis Membranes" shall mean those Mykrolis membranes that are chemically treated using Millipore's VMF4 Line or using Millipore's patented VMF4 technology, including those membranes listed under the heading "Treated Other Mykrolis Membranes" in Exhibit A hereto, and such other membranes as may be added to such list and to this definition as provided in Section 2(o) hereof.

     "Treated Flat Sheet UPE Membranes" shall mean Flat Sheet UPE Membranes that are chemically treated using Millipore's VMF4 Line or using Millipore's patented VMF4 technology, including, as of the date hereof, those Membranes listed under the heading "Treated Flat Sheet UPE Membranes" in Exhibit A hereto.

     "UPE Membranes" shall mean microporous membranes produced from an ultrahigh molecular weight polyethylene material by a melt cast process, as produced by Millipore at the Premises immediately prior to the Separation Date, or as modified as provided in this Agreement.

     "UPE Products" shall mean devices or other products which include UPE Membranes as a material or component.


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2.   Space and Transition Services for UPE Membrane and Treated Other Mykrolis
     Membrane  Manufacture

In order to enable Mykrolis, during a limited transition period following the Separation, to manufacture UPE Membranes (including Hollow Fiber UPE Membranes, Treated Flat Sheet UPE Membranes and Other Flat Sheet UPE Membranes) and Treated Other Mykrolis Membranes in the same production areas and with the same processes as such UPE Membranes and Treated Other Mykrolis Membranes were manufactured prior to the Separation Date (both (i) for its own use and sale and for its sale of UPE Products, and (ii) for supply of Flat Sheet UPE Membranes to Millipore as provided in this Agreement), Millipore and Mykrolis agree to the following arrangements regarding Mykrolis' use of space and manufacturing equipment and regarding Millipore's services to Mykrolis in facilitating Mykrolis' manufacture of UPE Membranes and Treated Other Mykrolis Membranes.

     (a) Millipore hereby leases to Mykrolis, and Mykrolis hereby leases from Millipore, the areas within Buildings "C", "D" and "F" of Millipore's facility at 80 Ashby Road, Bedford, MA, as more specifically described and shown in Exhibit B hereto (the "Premises") for purposes of manufacture of UPE Membranes and Treated Other Mykrolis Membranes and warehousing of raw materials and components used in such manufacture.

     (b) The Lease shall commence as of the Separation Date and continue through the end of the Term, provided however that Mykrolis shall have the right to terminate such Lease prior to the end of the Term upon 12 months prior written notice to Millipore.

     (c) Mykrolis shall pay to Millipore rent for the Premises initially in the amount set forth in Exhibit C hereto. For each year of the Lease beginning on the first anniversary of the Separation Date, rent shall be increased by 5% over the prior year's rent. The initial rent payment shall be made within 15 days following the Separation Date on a pro-rated basis for the period beginning with the Separation Date and ending on the last day of the calendar quarter during which such initial payment is made. Each subsequent payment shall be made on or before the first day of each subsequent calendar quarter during the period of the Lease.

     (d) At all times during the period of the Lease, Mykrolis Permitted Persons shall have access to the Premises for the purposes specified in clause (a) of this Section 2, including reasonable ingress and egress through other parts of Millipore's facility at 80 Ashby Road. Without limiting the generality of the foregoing, Millipore shall provide security badges to such Mykrolis Permitted Persons enabling their entry to the Premises. Mykrolis agrees to provide an initial list of such Mykrolis Permitted Persons to Millipore's facilities personnel (as shall be identified to Mykrolis by Millipore) promptly after the execution of

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           this Agreement, and to promptly update such list from time to time as necessary with any additions or deletions. In addition, Mykrolis Permitted Persons shall be (i) provided, to the same extent provided to Millipore employees, with access to the use of restrooms, the "Building E" cafeteria and other common areas, and to conference rooms as reasonably necessary for meetings relating to UPE Membranes manufacture, and (ii) permitted to use mailroom services, telephone and voicemail systems, information services, fax, copy machines, cafeteria/refreshment services, and the like, at prices/rates consistent with those charged to internal Millipore users of such services and supplies. Without limiting the generality of the parties' respective obligations of confidentiality and non-use as described in Article VI of the Master Agreement, Mykrolis hereby agrees that any information of Millipore that the Mykrolis Permitted Persons gain access to as a result of their presence in Millipore's facility shall be subject to strict obligations of confidentiality and non-use as provided in, and subject to the limitations and other provisions of, such Article VI.

     (e)   For purposes of clarification, the parties acknowledge that:

           (i) the following equipment currently used in the manufacture of UPE Membranes and/or Treated Other Mykrolis Membranes (collectively, the "Mykrolis Equipment") is owned, as of and following the Separation Date, by Mykrolis:

                       -    Slurry Mixing Vessel
                       -    Extrusion Line
                       -    NZE (2 units)
                       - Testing: Flow, BP, Porisimetry, Dimensions (for phobic Flat Sheet UPE Membranes and for Hollow Fiber UPE Membranes)
                       - Monomer Chemical Mixing Vessel (for philic Flat Sheet UPE Membranes)
                       - Batch Extractor (2 units) (for Hollow Fiber UPE Membranes)
                       -    Hollow Fiber Annealing Line

                 and

           (ii) the following equipment currently used in the manufacture of UPE Membranes and/or Treated Other Mykrolis Membranes (collectively, the "Millipore Equipment") is owned, as of and following the Separation Date, by Millipore:

                       -    Slurry Mix Stations 1-3 Control Modules
                       -    Film 1 Annealing Line
                       - VMF4 Line (for hydrophilization/chemical modification)


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                 -     Testing: Flow, Wet Time, Stability (for philic Flat Sheet
                       UPE Membranes).
                 -     Monomer Chemical Mixing Stations 4 - 6

     (f) At all times during the period of the Lease, Millipore shall provide Mykrolis with access to and use of the Millipore Equipment, each as necessary for use in the manufacture of UPE Membranes or Treated Other Mykrolis Membranes. All such access to and use of such Millipore Equipment shall be scheduled in advance, in accordance with mechanisms for scheduling and for prioritizing time between Mykrolis and Millipore needs as shall be provided in a JSA or otherwise separately agreed by the parties on or before the Separation Date. Mykrolis shall pay Millipore machine hour charges as set forth in Exhibit C for use of the Millipore Equipment. Millipore shall invoice Mykrolis for such amounts on a quarterly basis.

     (g) At all times during the period of the Lease, Millipore will supervise and provide operational assistance to Mykrolis in its use of the Millipore Equipment, as may be requested by Mykrolis or as may be determined advisable by Millipore in its sole judgment in order to protect against damage to such Millipore Equipment or injury to its operators in accordance with standards and procedures in effect prior to the Separation Date. Notwithstanding the foregoing, Mykrolis is responsible for using the Millipore Equipment in substantial compliance with operating procedures in effect prior to the Separation Date and in a safe manner, and shall assume all responsibility and liability for any personal injury or damage to the Millipore Equipment or other property damage resulting from Mykrolis' use of such Millipore Equipment. Millipore will also provide a reasonable level of general technical support for assistance in resolving technical problems in UPE Membrane manufacture. All Millipore supervisory, operational assistance, and technical support time shall be charged to Mykrolis at the rates per person-hour as set forth in Exhibit C.

     (h)   At all times during the period of the Lease,

           (i) Subject to the provisions of clause (g) above, Millipore shall be responsible for maintaining the Millipore Equipment in its current operational capability, unless otherwise agreed, and

           (ii) Mykrolis shall be responsible for maintaining the Mykrolis Equipment in its current operational capability and condition, unless otherwise agreed.

     (i) Upon the request of either party, the parties agree to negotiate, in good faith and consistent with the Millipore LRP model for capacity and space expansion/renovation, one or more modifications of the Premises or the Lease terms as may be necessary or appropriate to meet increased demand of either the Supplying Party or the Supplied Party for one or more Membranes supplied

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

           hereunder, or for other good reason, provided that Millipore shall have no obligation hereunder to incur any expense in order to increase UPE Membrane manufacturing capacity.

     (j) Except as may be otherwise agreed, during the period of the Lease, Mykrolis shall be fully responsible for regulatory, health, safety and environmental compliance, as well as hazardous and solid waste disposal, spill response and the like, generated by Mykrolis' use of the Premises and Mykrolis' manufacture of UPE Membranes and Treated Other Mykrolis Membranes. Mykrolis shall also be responsible for completing the conversion from Genesolv to Vertrel as the UPE Membranes extraction solvent , consistent with the conversion plan in place as of the Separation Date, and for disposal of any remaining Genesolv. Notwithstanding the foregoing, at all times during the period of the Lease, Millipore reserves the right to enter the Premises as it determines necessary or desirable for purposes of health, safety and environmental compliance or other reasonable purposes that relate to or impact any areas of its 80 Ashby Road facility other than the Premises, provided that such access does not unreasonably interfere with Mykrolis' use of the Premises.

     (k) Millipore requires the full capabilities to manufacture (or have manufactured) UPE Membranes for its and its Affiliated Companies' use and sale, and for its and its Affiliated Companies' use in manufacturing (or having manufactured) UPE Products for sale, in the
           Millipore Core Business.   Accordingly, to facilitate Millipore's
           manufacture of UPE Membranes following the termination of the Lease,

           (i) Mykrolis acknowledges that it plans, consistent with Millipore's pre-Separation Date LRP, to increase its UPE Membrane manufacturing capacity on or prior to the termination of the Lease, and in connection therewith to acquire new equipment in replacement of the existing Extrusion Line and one NZE. If such plan is, in fact, implemented (or if Mykrolis shall otherwise in its own discretion deem it appropriate), Mykrolis agrees to grant Millipore an option to purchase prior to or at the termination of the Lease, and leave in their then current locations, the Extrusion Line and one NZE system used in manufacture of UPE Membranes, at their then current book values and at such other reasonable terms as the parties may agree at such time. Mykrolis agrees to notify Millipore, at the time of its notice of termination of the Lease, as provided in
                 Section 2(b) above, as to whether it is granting Millipore such option;

                 and

           (ii) Mykrolis agrees to provide Millipore with the know-how (including copies of all pertinent documentation) and a reasonable amount of


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                 transition assistance necessary for Millipore to be able to continue the UPE Membrane manufacturing process immediately upon the termination of the Lease, so as to be able to make UPE Membrane in the same process and of the same quality as made and supplied under this Agreement. All Mykrolis transition assistance time shall be charged to Millipore at the rates per person-hour as set forth in Exhibit C.

     (l) Mykrolis requires the full capabilities to manufacture (or have manufactured) UPE Membranes and Treated Other Mykrolis Membranes. Accordingly, to facilitate Mykrolis' manufacture of UPE Membranes and Treated Mykrolis Membranes at a different location following the termination of the Lease,

           (i) Mykrolis shall remove and transport, at its own expense, the Mykrolis Equipment (subject to Millipore's option to purchase certain items of such Mykrolis Equipment as set forth in clause
                 (k)((i) above) from the Premises to a location of its choice, on or before the termination of the Lease. Mykrolis shall use its best efforts to avoid or minimize damage to Millipore's facility from such removal, and shall promptly reimburse Millipore for its actual costs of repairing such facility as a result of any such damage;

                 and

           (ii) Millipore shall provide Mykrolis with know-how (including copies of all pertinent documentation) and a reasonable amount of transition assistance relating to the design, specifications, functionality, operation and maintenance of the Millipore Equipment, such that Mykrolis can make or have made, and operate and maintain, equipment substantially equivalent or comparable to the Millipore Equipment, or successfully outsource the functions performed by the Millipore Equipment in the manufacture of UPE Membranes and Treated Other Mykrolis Membranes. All Millipore transition assistance shall be charged to Mykrolis at the rates per person-hour as set forth in Exhibit C.

     (m) In the event that any know-how results from or is developed in the course of the manufacture of UPE Membranes or Treated Other Mykrolis Membranes in the Premises during the term of the Lease (including the use of Millipore Equipment in such manufacture), whether by employees of Millipore, employees of Mykrolis or jointly, such know-how shall be jointly owned by Mykrolis and Millipore. Millipore shall have rights to use such know-how in all fields other than the Mykrolis Core Business, and Mykrolis shall have rights to use such know-how in all fields other than the Millipore Core Business.


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     (n)   During the period of   the Lease, if requested by Mykrolis, Millipore
           agrees to perform quality control testing of the UPE Membranes and Treated Other Mykrolis Membranes for Mykrolis on a contract basis, in accordance with the test specifications in effect as of the date of this Agreement, as may be modified by agreement of the parties. Such testing will be scheduled between the parties, and will be charged to Mykrolis at the rates per person-hour as set forth on Exhibit C.

     (o) All amounts payable by Mykrolis to Millipore, or by Millipore to Mykrolis, pursuant to this Section 2 ,except for the lease payments provided in clause (c) above, shall be payable within forty-five (45) days following receipt of invoice. Any late payments shall be subject to interest at a rate of 12% per annum.

     (p) Mykrolis shall have the right to add other membranes to the list and definition of "Treated Other Mykrolis Membranes" during the period of the Lease, subject to (i) Millipore's approval (on grounds of safety, compliance with laws, or avoidance of damage to the Millipore Equipment or the Premises) of the manufacture of such additional Treated Other Mykrolis Membranes, which approval shall not be unreasonably withheld or delayed, and (ii) scheduling of use of the Millipore Equipment as shall be negotiated by the parties in good faith.

3.   Supply of Membranes

Subject to the terms and provisions of a JSA that may be in effect from time to time:

     (a) Mykrolis agrees to sell to Millipore, from time to time during the Term, Flat Sheet UPE Membranes, in the amounts contained in Millipore's Releases , and Millipore agrees to sell to Mykrolis, from time to time during the Term, Other Membranes in the amount contained in Mykrolis' Releases. Except as set forth in Section 6(a) hereof, neither party shall have any minimum or maximum purchase requirements for any or all of such Membranes hereunder, either per order or in the aggregate.

     (b) Unless otherwise agreed by both parties in writing, this Agreement applies to all Releases placed by a Supplied Party with a Supplying Party during the Term. The terms and conditions of this Agreement shall apply to any Release, whether or not this Agreement or its terms and conditions are expressly referenced in the Release.

     (c) Unless otherwise agreed by both parties in writing for a specific transaction, no inconsistent or additional term or condition in any Release, or in any acknowledgment, invoice or other document issued by a Supplying Party or its representative in connection with a particular purchase by a Supplied Party, shall be applicable to a transaction within the scope of this Agreement. Both

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

           parties specifically agree that any terms and conditions in any such documents which are in any way inconsistent with this Agreement shall be inapplicable, and the terms of this Agreement shall govern.

4.   Term and Termination

     (a) The effective period of this Agreement (the "Term") shall begin on the Separation Date and continue thereafter for a period of five (5) years or until earlier termination in accordance with clause (b) or
           (c) of this Section 4. Any Release issued by a Supplied Party before the effective date of termination and in accordance with Section 6(a) hereof shall be fulfilled by the Supplying Party.

     (b) Either party may terminate this Agreement prior to the date five (5) years following the Separation Date without prejudice to any rights or liabilities accruing up to the date of termination:

           (i) in the event of a material breach by the other party of any of the terms and conditions of this Agreement, by giving the other party notice of such breach, and provided that such breach shall not have been cured within sixty (60) days following such notice; and

           (ii) immediately, by written notice thereof, if any of the following events or an event analogous thereto occurs:

                 a. an adjudication has been made that the other party is bankrupt or insolvent;

                 b. the other party has filed bankruptcy proceedings or has had such proceedings filed against it, except as part of a bona fide scheme for reorganization;

                 c. a receiver has been appointed for all or substantially all of the property of the other party;

                 d. the other party has assigned or attempted to assign this Agreement for the benefit of its creditors; or

                 e. the other party has begun any proceeding for the liquidation or winding up of its business affairs.

     (c) Termination under this Section 4 shall be in addition to and not a substitute for other rights or causes of action of the terminating party.

     (d) Termination of this Agreement shall not in any way operate so as to impair or destroy any of the rights or remedies of either party, either at law or in equity, nor shall it relieve the parties of their obligations pursuant to Sections 2(k) (l) and (m), 7, 8, 11, 12, 14,15 and 16 hereof.

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5.   Price

     (a) During the period of this agreement prices for the Membranes shall be at the Supplying Party's fully burdened manufacturing cost for such Membranes, consistent with U.S. Generally Accepted Accounting Principles ("Manufacturing Cost"), plus twenty percent (20%). On the first anniversary of the Separation Date and on each anniversary thereafter during the Term, the Manufacturing Costs will be adjusted to reflect the then current cost to manufacture the Membranes, which shall be set by the Supplying Party after an "open-book" review by the parties.

     (b)   Prices and deliveries will be FOB 80 Ashby Road, Bedford, MA.

6.   Orders, Delivery and Payment

Subject to the terms and provisions of a JSA that may be in effect from time to time:

     (a) Each Supplied Party will provide the corresponding Supplying Party with a rolling one year forecast of its demand for Membranes hereunder (a "One-Year Forecast") which will be updated on a quarterly basis, at least thirty (30) days prior to the start of each calendar quarter. Each such One-Year Forecast shall include a sub-forecast for the first three months within the One-Year Forecast (a "3 Month Forecast"). The Supplied Party must provide Releases for delivery, during the three months covered by such 3 Month Forecast, of such Membranes in quantities not more than 0% less or 30% greater than the quantities set forth in such 3 Month Forecast. Except for such commitment with respect to the 3 Month Forecasts, the One-Year Forecasts will be used for planning purposes only and are not binding. A Supplying Party will ship Membranes so as to arrive on the delivery date set forth in a Release, provided that the delivery date set forth in such Release is not less than 30 days following the date such Supplying Party receives such Release and provided that the amounts set forth in such Release are within the range provided above in accordance with the applicable 3 Month Forecast.

     (b) A Supplied Party shall make payment to the Supplying Party within forty-five (45) days after the later of (i) receipt of ordered Membranes, and (ii) receipt of such Supplying Party's invoice for such Membranes. All payments shall be made in U.S. Dollars. Late payments shall be subject to interest at a rate of 12% per annum.

     (c) All Product shall be tested, inspected and packaged for delivery by the Supplying Party as mutually agreed by the parties.

7.   Non-Competition

Except as otherwise provided in Section 3 hereof or elsewhere in this Agreement:

     (a) Millipore agrees that neither it nor any of its Affiliated Companies will (i) sell outside of the Millipore Core Business any UPE Membranes or UPE Products, or (ii) sell any UPE Membranes or UPE Products to any distributor, OEM manufacturer or other third party that has rights to, or that Millipore or any such Affiliated Company has reason to believe will, resell such UPE Membranes or UPE Products outside of the Millipore Core Business or sell other products which include UPE Membranes or UPE Products as materials or components outside of the Millipore Core Business.

     (b) Mykrolis agrees that neither it nor any of its Affiliated Companies will (i) sell into the Millipore Core Business any Other UPE Membranes or Other UPE Products, or (ii) sell any Other UPE Membranes or Other UPE Products to any distributor, OEM manufacturer or other third party that has rights to, or that Mykrolis or any such Affiliated Company has reason to believe will, resell such Other UPE Membranes or Other UPE Products into the Millipore Core Business or sell other products which include Other UPE Membranes or Other UPE Products as materials or components into the Millipore Core Business.

     (c) Millipore agrees that neither it nor any of its Affiliated Companies will (i) sell into the Mykrolis Core Business any Other Membranes or Other Membrane Products, or (ii) sell any Other Membranes or Other Membrane Products to any distributor, OEM manufacturer or other third party that has rights to, or that Millipore or any such Affiliated Company has reason to believe will, resell such Other Membranes or Other Membrane Products into the Mykrolis Core Business or sell other products which include Other Membranes or Other Membrane Products as materials or components into the Mykrolis Core Business.

     (d) Mykrolis agrees that neither it nor any of its Affiliated Companies will (i) sell outside of the Mykrolis Core Business any Other Membranes, Other Membrane Products, Treated Mykrolis Membranes or Treated Mykrolis Products, or (ii) sell any Other Membranes, Other Membrane Products, Treated Mykrolis Membranes or Treated Mykrolis Products to any distributor, OEM manufacturer or other third party that has rights to, or that Mykrolis or any such Affiliated Company has reason to believe will, resell such Other Membranes, Other Membrane Products, Treated Mykrolis Membranes or Treated Mykrolis Products outside of the MMI Core Business or sell other products which include Other Membranes, Other Membrane Products, Treated Mykrolis Membranes or Treated Mykrolis Products as materials or components outside of the Mykrolis Core Business.

     (e) In the event that subsequent to the date hereof either party discovers any pre-existing distribution arrangements that would conflict with the provisions of this Agreement, the parties agree that any such pre-existing arrangements shall not constitute a breach hereunder, and they further agree: (i) to use reasonable commercial efforts to cause any such terms of distribution agreements that are inconsistent with such provisions to be amended so as to be consistent with such provisions, (ii) not to amend any distribution agreements following the date of this Agreement so as to be inconsistent with such provisions, and (iii) not to renew or enter into any distribution agreements or other agreements containing terms inconsistent with such provisions following the date of this Agreement.

8.   Warranties and Indemnification

     (a) Each Supplying Party warrants to the corresponding Supplied Party that:

           (i) All Membranes supplied to the Supplied Party hereunder shall conform to the specifications for such Membranes as in effect as of the date of this Agreement and as provided to the Supplied Party, as such specifications may be amended as agreed by the parties ;

           (ii) All Membranes supplied hereunder shall be free of defects in materials and workmanship;

           (iii) It will abide by all applicable laws and regulations in manufacturing and supplying Membranes pursuant to this Agreement; and

           (iv) All Membranes supplied hereunder will be manufactured in strict conformity with ISO 9002 and cGMP standards.

     (b) In the event of a breach of the foregoing warranties, the Supplying Party's sole obligation to the Supplied Party shall be to repair, replace or refund, at the Supplying Party's option, any non-conforming Membranes.

     (c) THE SUPPLYING PARTY MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. FURTHERMORE, THE SUPPLYING PARTY SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR ANY OTHER INDIRECT DAMAGES RESULTING FROM ECONOMIC LOSS OR PROPERTY DAMAGE SUSTAINED BY THE SUPPLIED PARTY FROM THE USE OF THE SUPPLIED MEMBRANES.

     (d) Each Supplying Party agrees to indemnify and hold the corresponding Supplied Party harmless from and against any claim or legal action by a third party against such Supplied Party (including reasonable attorneys' fees associated therewith) based on damages incurred as a result of property damages, personal injury or death, to the proportionate extent arising from a breach of any of the above warranties of the Supplying Party or from the Supplying Party's negligent action or omission.


     (e) Without limiting any other rights or remedies that a Supplied Party may have, if such Supplied Party determines that delivered Membranes do not conform to the agreed specifications for such Membranes, then such Supplied Party may reject or withdraw its acceptance thereof and shall notify the Supplying Party in writing of such nonconformity or error within thirty (30) days from receipt of such Membranes by the Supplied Party. The Supplied Party may subject any Membrane to internal testing for purposes of determining conformity to specifications. The Supplying Party shall have fifteen (15) days after receipt of written notice of nonconformity or error to replace nonconforming Membranes at the expense of the Supplying Party. If so directed by the Supplying Party, the Supplied Party shall return nonconforming Membranes to the Supplying Party's manufacturing facilities, at the Supplying Party's expense and using such carrier and such delivery dates and terms as the Supplying Party shall reasonably specify.

     (f) The parties agree to have their representatives meet at least once every three (3) months (unless otherwise agreed) to review compliance with the manufacturing, specifications, product quality, forecasting and delivery terms set forth in this Agreement, and to agree on any necessary corrective actions or modifications to the JSA as then in effect.

9.  Membrane Modifications; New Membranes.

     (a) Each Supplying Party agrees that it will not substantially change the Membranes that it will supply hereunder or their formulation, manufacturing or testing processes, process equipment, other aspects of form, fit or function, or production location, unless the Supplied Party approves such change in writing, which approval may require formal validation and qualification and possibly customer notification. The implementation of any such accepted changes shall be subject to the parties' agreement on any change in price or other terms of supply as may be necessitated or requested by a party as a result of such change.

     (b) If any new or improved UPE Membranes (i) result from research and development work (A) to be conducted by Millipore pursuant to the Research Agreement between Millipore and Mykrolis entered into as of the date of this Agreement, or (B) that may be conducted by either Millipore or Mykrolis after the Separation Date but during the Term of this Agreement, or (ii) are requested by Millipore to be added to the supply provisions hereof, and are: (A) specified in Millipore's pre-Separation Date LRP, or agreed to by Mykrolis, and (B) technically feasible for Mykrolis to manufacture, it is intended that such UPE Membranes be added to this Agreement both in terms of Mykrolis' supply to Millipore and Mykrolis' manufacture of such UPE Membranes, and they shall be so added to this Agreement upon agreement by the parties as to specifications and pricing, which pricing shall be consistent in methodology with the pricing hereunder.

     (c)   Without limiting the provisions of clauses (a) and (b) of this
           Section 9, Mykrolis agrees following the Separation Date at its own expense to continue work in improving UPE Membranes in the areas planned prior to the Separation Date and noted in Millipore's LRP.


10.  Access to Facilities

At any time during the Term, upon reasonable advance notice by a Supplied Party, such Supplied Party's authorized representatives and customers (subject to appropriate confidentiality obligations) shall be provided access to the facilities of the Supplying Party to audit or verify conformity of Membrane manufacture to ISO 9002 and cGMP standards and other applicable laws and regulations. During the period of the Lease, Millipore's authorized representatives shall be provided access to the Premises for the purpose of auditing or troubleshooting (to be coordinated with Mykrolis) of technical problems with UPE Membranes or their manufacture. Also, during the period of the Lease, Mykrolis customers (subject to appropriate confidentiality obligations and on reasonable advance notice, and for the purposes indicated above) shall be provided access to the areas of Millipore's 80 Ashby Road facility where the Millipore Equipment is located and used.

11.  Insurance

Each Supplying Party agrees to procure and maintain, at all times during the Term, product liability insurance with respect to the Membranes supplied by it (Broad Form Vendor's Endorsement) and contractual liability coverage, with the minimum limits of $5,000,000 (Five Million Dollars). Each Supplying Party shall, upon request by the Supplied Party, furnish to the Supplied Party a certificate of insurance evidencing the foregoing coverage and limits. The insurance provider shall not be changed without providing the Supplied Party with ten (10) days' prior written notice.

12.  Notices

Any notice or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed given if and when delivered by hand or sent by certified mail, return receipt requested, overnight courier, confirmed telecopy, or confirmed electronic mail transmission, addressed as follows:

          If to Millipore:         Millipore Corporation
                                   80 Ashby Road
                                   Bedford, MA  01730
                                   Attn: President, Membrane Technology Division
                                   Fax: (781) 533-3143

          with a copy to:          Millipore Corporation
                                   80 Ashby Road
                                   Bedford, MA 01730
                                   Attn:  General Counsel
                                   Fax:  (781) 533-3125

          If to Mykrolis:          Mykrolis Corporation
                                   Patriots Park
                                   Bedford, MA  01730
                                   Attn:Vice President, Manufacturing
                                   Fax:  (781) 533-3117

          with a copy to:          Mykrolis Corporation
                                   Patriots Park
                                   Bedford, MA  01730
                                   Attn:  General Counsel
                                   Fax:  (781) 533-3125

or to such electronic mail address as may be specified by an addressee party to the other party by one of the other means provided above, or to such other address, telecopy number or electronic mail address as may be specified by an addressee party to the other by one of the means provided above.

13.  Force Majeure

The obligations of a party under this Agreement will be suspended to the extent that it is wholly or partially precluded from complying with its obligations under this Agreement by force majeure. Force majeure includes, but is not restricted to, fire, storm, flood, earthquake, explosion, accident, act of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restriction, labor dispute, labor shortage, transportation embargo or failure or delay in transportation, act of God, act (including laws, regulations, disapprovals or failure to approve) of any government agency, whether national, municipal, or otherwise. During the existence of any such force majeure condition, the affected party shall nevertheless use its best efforts to remove the cause thereof.

14.  No Other Rights

Neither party shall have any rights hereunder to any patents or other intellectual property of the other party, except as specifically set forth herein. Without limiting the generality of the foregoing, neither party shall have any rights to use any trademarks of the other party for any purpose, in connection with the Membranes to be manufactured or supplied hereunder.

15.  Incorporation of Provisions from Master Agreement, Conflicts

     (a) The following provisions of the Master Agreement, mutatis mutandis, are hereby incorporated by reference into this Agreement for all purposes:

                        Article VI (Confidentiality);
                        Article IX (Dispute Resolution);
                        Section 10.3 (Governing Law);
                        Section 10.6 (Counterparts);
                        Section 10.7 (Binding Effect; Assignment);
                        Section 10.8 (Severability);
                        Section 10.9 (Failure or Indulgence Not Waiver;
                                        Remedies Cumulative);
                        Section 10.10 (Amendment);
                        Section 10.11 (Authority);
                        Section 10.12 (Interpretation).

          In the event of any conflict between any of the foregoing incorporated provisions of the Master Agreement and any other provision of this Agreement, such other provision of this Agreement shall prevail.

     (b) In the event of any conflict between any of the provisions of this Agreement and any provision of the Master Patent License Agreement, the Master Patent Grantback License Agreement or the Master Trade Secret and Know-How Agreement, each dated as of even date herewith between the parties hereto, the provisions of such other agreements shall prevail.

16.  Entire Agreement

This Agreement, including Exhibits A, B, C and D attached hereto, is the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior negotiations and agreements or understandings and any contemporaneous oral agreements or understandings with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.



MILLIPORE CORPORATION                   MYKROLIS CORPORATION


By: /s/Francis J. Lunger                By: /s/Jean-Marc Pandraud
   ----------------------------            ------------------------
Name:  Francis J. Lunger                Name:  Jean-Marc Pandraud
      -------------------------               ---------------------
Title: Executive Vice President         Title: President
      -------------------------               ---------------------

                                   EXHIBIT A
                     Membranes Covered By Supply Agreement

   Membrane                   Description                                                         Note

      Other Membranes
      ---------------
GIPU00000               0.2 um philic PES
VIPP00000               0.1 um philic PES                                    Still in final development.  May end up with
                                                                             different catalog number as product is finalized.

      Other Flat Sheet UPE Membranes
      ---------------------------
DOHP00000               0.65 um phobic, thick UPE
GOHT                    0.25 um phobic UPE
GPHP00000               0.2 um PP Membrane
TPGP00000               0.2 um phobic, thin UPE
TPVP00000               0.1 um phobic, thin UPE
TPZP00000               0.05 um phobic, thin UPE
UPBP00000               1.0 um phobic, thick UPE
UPDP                    0.65 um phobic UPE
UPGP00000               0.2 um phobic, thick UPE
UPHP00000               0.45 um phobic, thick UPE
UPVP00000               0.1 um phobic, thick UPE
UPZP00000               0.05 um phobic, thick UPE
VOHT                    0.15 um phobic UPE
ZOHT                    0.05 um phobic UPE
UPHP000LC               Improved 0.45um UPE
      Treated Flat Sheet UPE Membranes
      ---------------------------
JOTD00000               0.25 um Charged, philic UPE
VOTN00000               0.10 um Charged, neutral UPE
WOTD00000               0.15 um Charged, philic UPE
WOTN00000               0.15 um Charged, neutral UPE
ZOTD00000               0.05 um Charged, philic UPE
      Hollow Fiber UPE Membranes
      ---------------------------
UFGP00000               LHVD 0.1 um UPE Hollow Fiber
UFGP                    0.1 um UPE Hollow Fiber
UFWP00000               PI-250 UPE Hollow Fiber
UFZP                    0.05 um UPE Hollow Fiber
UFGP43016               0.1 um UPE Hollow Fiber Mat
UFGP95832               0.1 um UPE Hollow Fiber Mat
UFGP95835               0.1 um UPE Hollow Fiber Mat
UFZP43016               0.05 um UPE Hollow Fiber Mat
      Treated Other Mykrolis Membranes
      ---------------------------
TYTD00000               Charged, Philic Tyvek substrate for Copper Anode
FPHP00000               0.45 um Philic PTFE Membrane
FPVP00000               0.1 um Philic PTFE Membrane
VFPN00000               0.1 um neutral, philic PTFE
PFAP00000               PFA Hollow Fiber                                     Membrane still in development, but which will be
                                                                             produced by MMI with their own equipment.

                                   Exhibit B

BEDFORD MEMBRANE MFG.

Mykrolis Space Occupancy =      4612 Sq. Ft.

Type:                 Location      Sq. Ft.            Comments

Manufacturing:
--------------
--------------------------------------------------------------------------------
Extrusion              D-101        1527
                       D-102         195
                       D-104         138
HF Annealing           F-105        1008
Extraction             C-103         720
--------------------------------------------------------------------------------
                       Total Mfg. (Sq. Ft.) =   3588

Warehouse:
----------

Incoming               D-108         240  15 Pallets Spaces allowance

Raw Materials          D-108         464  29 Pallet Spaces allowance

Finished Goods         D-108         128  8 Pallet Spaces (safety stock +20%)

WIP Staging            C-101         128  8 Pallet Spaces allowance

Flammable Storage      D-183/184       0  Nothing stored in Flammable
                                          storage area
--------------------------------------------------------------------------------
                       Total Whse. (Sq. Ft.) =  960
Offices:
--------
--------------------------------------------------------------------------------
Bldg. F  (2)                 64           4 cubicles
--------------------------------------------------------------------------------


Typical Raw Mat. Storage

DOP                          3
Mineral Oil                  2
PE                           2
Base-30                     12
Blue Patapar                 1
Genesolve                    3
Vertrel                      3
Cores                        1
Cartons/Boxes                2
                            --
                            29

                                   EXHIBIT C

Membrane Supply Agreement - Rates and Charges


        Machine Hour Rates                        2000       2001        Markup                  Agreement

                                                Standard   Cost Incr       20%         Total       Price
                                                              5%
      ----------------------------------------------------------------------------------------------------
        MIX Room                                 $ 219.58     $10.98      $46.11       $276.67     $277.00
      ----------------------------------------------------------------------------------------------------
        VMF 4 Machine                            $ 346.32     $17.32      $72.73       $436.36     $436.00
      ----------------------------------------------------------------------------------------------------
        Annealing                                $ 209.57     $10.48      $44.01       $264.06     $264.00
      ----------------------------------------------------------------------------------------------------

      ---------------------------------------------------           --------------------------------------
        Tech Support and Transition Assistance                         QC
        Costs                                                          Costs
                                                      Per                                              Per
                                                   Person                                           Person
                                                     Hour                                             Hour
        Labor Only                               $  46.90
        Dept Overhead                            $   9.10              2000 Standard               $ 46.10
        Cost                                     $  56.00              2001 cost incr. 5%          $  2.31
        Mark up 20%                              $  11.20              Markup 20%                  $  9.68
        Total                                    $  67.20              Total                       $ 58.09
        Use                                      $  67.00              Use                         $ 58.00
      ---------------------------------------------------           --------------------------------------


      ---------------------------------------------------
      Rent in First Year

      Per year, payable quarterly                $280,000
      ---------------------------------------------------


      On the first anniversary of the Separation Date, and on each anniversary thereafter, all above rates, except rent, will be adjusted to the provider's standard cost, plus 20%, as of such anniversary date. Rent will be adjusted 5% annually